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                                                                   EXHIBIT 10.39

August 10, 2001



Alvin J. Glasky, PhD
Chairman, Chief Executive Officer & Chief Scientific Officer
NeoTherapeutics, Inc.
157 Technology Drive
Irvine, CA   92618

Dear Dr. Glasky:

This letter acknowledges and confirms the terms of the corporate finance agreement ("Agreement") between NeoTherapeutics, Inc. and its subsidiaries (collectively, the "Company") and Gruntal & Co., L.L.C. ("Gruntal").

1. Gruntal shall act as investment banker and financial advisor for the Company in connection with corporate finance and mergers and acquisition matters. As such, Gruntal will provide the Company with advice on the most appropriate time to access the capital markets and on the nature of the security to be sold, as well as the appropriate investor base to approach.

2. The Company will furnish Gruntal with such information as Gruntal believes appropriate to its assignment (the "Information"). The Company recognizes and confirms that Gruntal (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the duties contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) will not make an appraisal of any of the assets of the Company.

3. Either party shall have the right to terminate, in writing, this Agreement after twenty-four (24) months from the signing hereof. Any termination of this Agreement shall not affect the Company's obligation to pay Gruntal's fees and expenses as set forth in paragraphs 4 and 6 below, and to indemnify Gruntal and certain related entities as provided in paragraph 8.

4. The Company agrees to pay Gruntal, for its services, a monthly retainer of five thousand dollars ($5,000) per month, payable upon the signing of this agreement and thereafter on the first day of each month beginning September 1, 2001 through July 1, 2002 and seven thousand five hundred dollars ($7,500) per month payable each month beginning August 1, 2002 through July 1, 2003. Additionally, the Company agrees to issue to Gruntal warrants to acquire 125,000 shares of the Company's Common Stock at an exercise price of $3.80 per share. The warrants will be exercisable at any time before the fifth anniversary of the date of execution of this Agreement. The warrants shall, among other things: (i) be transferable to officers, directors and employees of Gruntal, (ii) permit exercise on a cashless basis, and (iii) contain such other terms as are customarily included in warrants of this type. The Company shall register the shares underlying the Warrants upon the earlier of the first anniversary of the signing of this Agreement or the closing of a financing for which Gruntal has acted as underwriter or placement agent.


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Alvin J. Glasky, PhD
August 10, 2001
Page 2


5. During the term of this Agreement, Gruntal shall have the right to participate as a managing underwriter or placement agent with respect to any offering or placement, by the Company or any of its subsidiaries, of equity or equity-related securities for which the services of an investment banker are required, for customary investment banking fees to be mutually negotiated.

6. The Company agrees to reimburse Gruntal for its reasonable out-of-pocket expenses related to this engagement, including, without limitation, items such as transportation, lodging, meals, postage, telephone expenses and legal fees incurred in connection with Gruntal's services described herein. The Company's responsibility to reimburse Gruntal for such fees shall be limited to $50,000. The aforementioned expenses shall be billed and will be payable by the Company as and when incurred.

7. Any financial advice or opinion rendered by Gruntal pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of Gruntal.

8. The Company hereby agrees to indemnify and hold harmless Gruntal and its affiliates, and the respective directors, officers, partners, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934), agents, counsel and employees of Gruntal or any of its affiliates (Gruntal and each such other person or entity being referred to individually as an "Indemnified Person" and, collectively, as "Indemnified Persons"), to the full extent lawful, from and against any and all claims, liabilities, losses, damages, penalties, judgments, awards and expenses incurred by any Indemnified Person (including fees and disbursements of counsel) which (a) relate to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or alleged to have been made or any statements omitted or alleged to have been omitted or any other oral or written statements) by the Company, its affiliates, directors, employees or agents, or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company's consent or in conformity with its instructions or its actions or omissions, or (b) otherwise relate to or arise out of Gruntal's activities on the Company's behalf in connection with the engagement. In addition, the Company will reimburse Gruntal and any other Indemnified Person for all costs and expenses, including counsel fees and disbursements, as they are incurred, in connection with investigating, preparing and defending any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with Gruntal Acting pursuant to the letter of intent whether or not Gruntal or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not, however, be responsible for any claim, liabilities, losses, damages or expenses pursuant to clause (b) of the preceding sentence which are finally judicially determined by a court of competent jurisdiction (not subject to further review) to have resulted primarily from Gruntal's willful misconduct or gross negligence. The Company also agrees that neither Gruntal nor any other Indemnified Person shall have any liability to the Company for or in connection with such engagement except for any such liability for claims, liabilities, losses, damages, or expenses incurred by the Company which is finally judicially determined to have resulted primarily from Gruntal's willful misconduct or gross negligence.



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Alvin J. Glasky, PhD
August 10, 2001
Page 3


    In order to provide for just and equitable contribution, if a claim for indemnification is made pursuant to these provisions but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Gruntal on the other hand, shall contribute to such claim, liability, loss, damage or expense for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Gruntal on the other hand, in connection with the actions contemplated by the engagement, subject to the limitation that in any event the aggregate contribution of Gruntal and all Indemnified Persons to all losses, claims, damages, liabilities and expenses to which contribution is available hereunder shall not exceed the amount of fees actually received by Gruntal pursuant to the Engagement Letter.

    The foregoing right to indemnity and contribution shall be in addition to any rights that Gruntal or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of Gruntal's engagement and shall be binding on and inure to the benefit of the successors, assigns, heirs and personal representatives of the Company and Gruntal and any other Indemnified Party. The Company hereby consents to personal jurisdiction and to service and venue in any court in which any claim which is subject to this is brought against Gruntal or any other Indemnified Person and in any court in which Gruntal or another Indemnified Person brings such a claim against the Company. Neither termination nor completion of the engagement of Gruntal referred to above shall affect these provisions, which shall remain operative and in full force and effect.

9. The Company and Gruntal acknowledge and agree that no brokers, representatives or other persons have an interest in any of the fees to be paid to Gruntal by the Company in connection with any Transaction or any other matter contemplated herein.

10. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties relating to the subject matter hereof. This Agreement cannot be modified, or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

11. The benefits of this Agreement shall inure to the parties hereto and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

12. Any dispute between the parties to this Agreement shall be settled by arbitration before the facilities of the New York Stock Exchange, Inc. or the National Association of Securities Dealers, Inc. in the City of New York and will be conducted pursuant to applicable federal laws, the laws of the State of New York, without regard to conflicts of laws, and the rules of the selected arbitral facility. The parties understand that

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Alvin J. Glasky, PhD
August 10, 2001
Page 4


the award of the arbitrators, or of a majority of them, will be final and that a judgment upon any award rendered may be entered in any court having jurisdiction.

13. Each of the Company and Gruntal represents and warrants to the other that it is authorized to execute the Agreement on its behalf.

    Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed copy of this letter where provided and returning it to us.

Very truly yours,

GRUNTAL & CO., L.L.C.


         /s/ Andrew M. Sadosky
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Andrew M. Sadosky
Managing Director

Agreed and accepted on the 13 day
of August 2001

NEOTHERAPEUTICS, INC.

By:      /s/ Alvin J. Glasky
    ---------------------------------------
    Alvin J. Glasky, Ph.D.
    Chairman, Chief Executive Officer &
    Chief Scientific Officer